Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2024, with respect to the consolidated financial statements of Alimera Sciences, Inc. included in the Annual Report on Form 10-K of Alimera Sciences, Inc., which are incorporated by reference in this Current Report on Form 8-K of ANI Pharmaceuticals, Inc. filed on September 20, 2024. We consent to the incorporation by reference of the aforementioned report in the Registration Statements of ANI Pharmaceuticals, Inc. on Form S-3 (Nos. 333-239771 and 333-261731) and Form S-8 (Nos. 333-196518, 333-214416, 333-218120, 333-250892, 333-260662, 333-264511, 333-272860, and 333-280785).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
September 20, 2024